UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Se ptember 23, 2019 ( September 20, 2019 )

Date of Report (Date of earliest event reported)

CAESARS ENTERTAINMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices, including zip code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CZR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.

Purchase Agreement

On September 20, 2019, Caesars Entertainment Corporation (“CEC” and, collectively with its subsidiaries where applicable, “Caesars”) and IC 3700 Flamingo Road Venture LLC (“Buyer”), a company controlled by a principal of Imperial Companies LLC, agreed to a sale transaction involving The Rio All-Suite Hotel & Casino (the “Rio”). Specifically, Rio Properties, LLC (“Seller”), a subsidiary of CEC, entered into a Purchase and Sale Agreement and Joint Escrow Instructions (the “Purchase Agreement”) with Buyer, pursuant to which Seller agreed to (a) transfer the Purchased Assets (as defined below) to IC 3700 Flamingo Road LLC (“New Owner”), a newly-formed, direct and wholly-owned subsidiary of Seller, and (b) sell all of the membership interest of New Owner to Buyer for approximately $516.3 million (subject to adjustment based on certain fees and expenses), on the conditions and terms set forth therein.

At the closing of the sale transaction under the Purchase Agreement (the “Closing”), Buyer will own through New Owner (i) the real property including buildings and other improvements (the “Property”) currently operated by Caesars as the Rio, (ii) certain related furniture, fixtures and equipment, (iii) certain Rio-related trademarks and (iv) a co-ownership interest in certain Rio-related guest data (clauses (i) through (iv), collectively, the “Purchased Assets”). Certain assets are excluded from the Purchased Assets, including, without limitation, FCC licenses, gaming equipment and assets related to the World Series of Poker (“WSOP”), and will be retained by Seller either permanently or until the end of the Lease Period (as defined below).

In connection with the execution of the Purchase Agreement, (a) Buyer deposited into escrow on September 20, 2019 a cash amount of $5 million (the “Initial Deposit”) to be applied to the purchase price, and (b) Caesars Resort Collection, LLC, Seller’s direct parent (“CRC”), executed a guaranty (the “Guaranty”) of certain obligations of Seller (including Seller’s (i) obligation to return the Initial Deposit and any other deposit to Buyer in certain cases of termination and (ii) certain post-closing obligations, including obligations under the Lease (as defined below)).

Under the terms of the Purchase Agreement, Caesars may be obligated, at Buyer’s election, to provide $40 million of financing for the purchase price (the “Seller Financing”) in the form of an unsecured loan from an affiliate of Seller to an affiliate of Buyer (“Borrower”). Buyer must make this election at least 30 days prior to the Closing, and certain affiliates of Buyer must have contributed at least $40 million in respect of the common equity of Borrower. The Seller Financing would have a 9% annual payment-in-kind interest rate that accrues and compounds annually, and would be for a term of two years with a one-time option for Borrower to extend for one year at its discretion. The Seller Financing would be subordinate to a senior mortgage loan, a mezzanine loan and a subordinate mezzanine loan being obtained by Borrower and its affiliates in connection with the transactions contemplated by the Purchase Agreement (such loans, the “Financing Arrangements”). The mezzanine loan will be provided by an affiliate of Reuben Brothers, an investment firm based in London. The Seller Financing will be senior to all equity of Borrower and to all indebtedness of Borrower and its affiliates other than the Financing Arrangements.

The Purchase Agreement may be terminated by Buyer or Seller under certain circumstances, including in the event the Closing has not occurred by November 4, 2019 (the “Outside Date”), subject to, among other things, one 30-day extension by Buyer in its sole discretion (so long as Buyer provides written notice of such extension to Seller no later than October 30, 2019 and Buyer makes an additional cash deposit of $5 million (the “Additional Deposit”) by November 1, 2019). Retention of the Initial Deposit (and the Additional Deposit, if applicable) is Seller’s sole remedy in the event of a default by Buyer under the Purchase Agreement. Seller may be obligated to return such deposits to Buyer in certain cases, including if Buyer terminates the Purchase Agreement due to Seller’s material breach of its terms or if Seller fails to satisfy any of Buyer’s conditions to closing set forth therein.

In addition, the Purchase Agreement contains customary representations, warranties, covenants and indemnities by the parties and is subject to customary closing conditions, including, among other things, (a) the receipt of regulatory approvals, including applicable antitrust and, if Nevada gaming authorities so require, gaming regulatory approvals, (b) the accuracy of the respective parties’ representations and warranties, subject to customary qualifications, and (c) material compliance by the parties with their respective covenants and obligations. Completion of the transactions contemplated by the Purchase Agreement is expected to occur in the fourth quarter of 2019.

Lease

At the Closing, Seller and New Owner will enter into a triple net lease agreement (the “Lease”) under which New Owner (“Landlord”) will lease the Property and the other Purchased Assets to Seller and Seller will continue to operate the Rio, subject to the terms and conditions set forth therein. The Lease will have an annual rent of approximately $45 million payable in equal consecutive monthly installments and an initial term of two years, and provide Landlord with a one-time renewal option for an extension of up to twelve months (such extension requiring a payment by Landlord to Tenant of approximately $7 million if for twelve months). Landlord must exercise the renewal option on or before the end of the first year of the initial term. In certain cases of termination, Seller may be obligated to pay Landlord (a) from the proceeds, if any, of Seller’s rental interruption insurance, the total rent payable by Seller under the remainder of the Lease term and (b) any extension fee paid by Landlord for the portion of the extended term subsequent to the termination date.

From the Closing until the expiration or earlier termination of the Lease (the “Lease Period”), Seller will continue to operate the Rio in the ordinary course of business except as otherwise provided therein. Seller and Landlord will share the cost of any legally required capital expenditures during the Lease Period based on the useful life of the investment. Seller and Landlord will also co-own Rio-related guest data, but Buyer and New Owner will be prohibited from using such guest data until the end of the Lease Period. WSOP will be hosted at the Rio in 2020, but Caesars will retain hosting rights for the event.

No later than twelve months before the end of the Lease Period, Landlord must notify Seller of its election to receive either a closed business or an operating business at end of the Lease Period. If Landlord elects to receive a closed business, Landlord may assume any of the leases, any service contracts or other vendor arrangements (excluding all entertainment contracts) involved in the business (the “Rio Contracts”), and Caesars will terminate or transfer to its other properties all other Rio-related contracts and employees. In addition, Landlord may notify Seller no later than 12 months before the end of the Lease Period regarding whether it desires at the end of the Lease Period to (i) enter into a management agreement with Seller (in the case that the Lease has been extended), (ii) enter into a transition services agreement with CRC or (iii) pursue neither agreement. If Landlord requests either (i) the management agreement or (ii) the transition services agreement, the form of said agreement shall be pursuant to the terms and conditions set forth in the Lease, subject in the case of the transition services agreement to, among other things, a change in the cost of services thereunder to reflect Caesars’ then-current internal cost allocations. If Landlord elects to receive an operating business, certain Rio-related assets would be transferred to Landlord at the end of the Lease Period (the “Transferred Assets”), including, among other things, certain personal property owned by Seller located at the Rio, operating supplies and equipment, certain gaming equipment and the current assets of the Rio business. Prior to the end of the Lease Period, Seller would estimate the current assets and cash being retained by the business which would be paid by Landlord at the end of such period, subject to customary adjustments. In the event Landlord has elected to receive an operating business and Landlord is not able to satisfy certain obligations prior to 30 days before the end of the Lease Period (including, among other things, obtaining gaming licenses if so required), then Landlord will be deemed to have elected to receive a closed business and Seller shall have the option to extend the Lease Period for six months in order to facilitate a wind-down. If Seller makes such election, Landlord shall pay Seller $10 million.

The foregoing does not purport to be a complete description of the terms and conditions of the Purchase Agreement, Lease and Guaranty, and is qualified in its entirety by reference to the Purchase Agreement, Lease and Guaranty, copies of which will be filed with the Securities and Exchange Commission as exhibits to Caesars’ Quarterly Report on Form 10-Q for the three months ended September 30, 2019.

Item 2.06    Material Impairments.

In connection with the execution of the Purchase Agreement as described in Item 1.01 above, Caesars expects to record an impairment charge of certain tangible, intangible and other held for sale assets from $400 million to $440 million during the three months ended September 30, 2019 as the expected sales price is lower than the carrying value of the assets. Caesars does not expect this impairment charge to result in any cash expenditures, and will continue to assess the carrying value of the assets until the Closing.

Item 8.01    Other Events.

On September 23, 2019, Caesars issued a press release announcing the foregoing transactions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Forward-Looking Statements

This filing includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts and by the use of words such as “anticipate,” “contemplate,” “expect,” “intend,” “may,” “must,” “shall” and “will,” or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events.

You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance and results of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: the fact that the transactions contemplated by this Form 8-K may not be completed on the terms contemplated or at all as they are conditioned upon receipt of regulatory approvals, counterparty lender and holder consents, other third-party approvals and other conditions; potential adverse reactions or changes to business, customer, management or employee relationships, including those resulting from the announcement or completion of the contemplated transactions; the possibility that the anticipated operating results and other benefits of the contemplated transactions are not realized when expected or at all; shutdown costs or transition costs at the end of the Lease Period; local risks including proximate competition, potential competition, customer retention, legislative risks, and local relationships; risks associated with increased leverage from the contemplated transactions, including the risk of non-payment by counterparty borrowers; and other factors described from time to time in our reports filed with the Securities and Exchange Commission.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this filing. Caesars undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as required by law.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: September 23, 2019	By:	/s/ Renee Becker
	Name:	Renee Becker
	Title:	Vice President and Chief Counsel - Corporate & Securities, Assistant Secretary